Exhibit 99.1

Blue Calypso Appoints Hal Brierley as Chairman of the Board

30-Year Veteran and Loyalty Advisor to Fortune 500 Consumer Brands Appointed Chairman of Blue Calypso to Accelerate Rollout of Mobile Engagement Platform

DALLAS, TX – July 26, 2016 – Blue Calypso, Inc. (OTCQB: BCYP), an innovator of mobile consumer activation, engagement and social advocacy solutions for manufacturers and brick-and-mortar retailers, has appointed Harold 'Hal' Brierley, as chairman of the board of directors, succeeding Founder and CEO Andrew Levi, who will remain on the board as a director and continue as CEO. Brierley has served as an independent advisor to the board since May 2016 and now serves as its first independent chairman.

Hal Brierley is currently the chairman and CEO of The Brierley Group, a loyalty consulting and venture development firm. Mr. Brierley brings to Blue Calypso more than 30 years of C-level management experience in the loyalty marketing sector with major global consumer brands. Mr. Brierley's career began after graduating Harvard Business School in 1968, where he co-founded and served as president and CEO of Epsilon Data Management, one of the nation's leading database marketing companies. In 1980, Mr. Brierley was retained as the only outside consultant to work on the design of American Airlines AAdvantage®, the first frequent flyer program. In 1982, he became vice president of sales and advertising for Pan American World Airways, where he launched WorldPass®, Pan Am's frequent traveler program.

As Founder and CEO of Brierley+Partners, Brierley supported loyalty program design efforts for over 150 of the world's leading loyalty programs such as Hertz #1 Club Gold®, Hilton HHonors®, United Airlines Mileage Plus®, American Eagle Outfitters' AERewards®, GameStop Power-Up Rewards™, JCP Rewards, MySony®, 7-Eleven's 7-Rewards™, and many others. Mr. Brierley was inducted into The Direct Marketing Association Hall of Fame in 2012. He now focuses his interests on The Brierley Group, an innovator in the customer relationship industry designing and delivering profitable programs to creatively engage consumers in direct relationships.

"I am excited to take on this role as chairman of the board and will lead Blue Calypso during the next phase of its growth cycle," said Brierley. "Andrew has done a great job commercializing a much needed technology solution and the time is right to bring more focus to the operational side of the business while leveraging my relationships built over 30 years in the loyalty market.

"The new leadership direction will solidify our current board, enhance the management team and build a solid foundation for a global rollout of our location-based consumer activation, engagement and social advocacy solutions. I would like to thank my fellow directors for placing their trust in my ability to facilitate the Company's goals while representing the interests of shareholders."

Andrew Levi, CEO of Blue Calypso, added: "Hal provides tremendous experience and knowledge to the board, and we are thrilled to have him in this role. He is a pioneer and visionary in the massive customer loyalty market and we believe his skills and relationships will elevate our go-to-market strategy over the next 24 months. From a corporate governance perspective, Hal's 30+ years of C-level experience with Fortune 500 brands strengthens our board and provides the strategic guidance necessary to add shareholder value wherever possible."

Brierley concluded: "Andrew and the Blue Calypso team have great vision for the future of the customer journey for product manufacturers and brick-and-mortar retailers. Our platform's capabilities are expanding rapidly as retailers embrace new solutions to improve their ROI with today's mobile shopper. Similar to well-known loyalty programs, Blue Calypso's solution deploys a personal in-store shopping experience that delivers cost benefits and elevates the consumer's experience during their path to purchase resulting in repeat consumer behavior. I look forward to working with everyone on the board of directors and the entire Blue Calypso team."

About Blue Calypso, Inc.
Dallas-based Blue Calypso, Inc. (OTCQB: BCYP) develops and delivers an innovative location-centric mobile shopper engagement experience for brands, retailers and consumers. The Company's KIOSentrix® platform connects consumers to brands, drives local in-store traffic, increases shopper spend and shortens the consumer's path-to-purchase. The Company was recently selected to Retail CIO Outlook magazine's "Top 10 Merchandising Solution Providers – 2016."  For more information about the company, please visit www.bluecalypso.com.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

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